Important Notice Concerning Blackout Period on Transactions Involving Stock of Provident Financial Services, Inc. To: Directors and Executive Officers of Provident Financial Services, Inc. From: Bennett MacDougall, Executive Vice President, General Counsel and Corporate Secretary, Provident Financial Services, Inc. Date: November 10, 2025 Re: Notice Regarding Blackout Period The purpose of this notice is to inform you of a blackout period during which you will be prohibited from engaging in transactions involving the common stock of Provident Financial Services, Inc. (the “Company”) that you acquire or have previously acquired in connection with your service as a director or employment as an executive officer of the Company or any of its affiliates (the “Blackout Period”). We are required to provide this notice to you under Rule 104 of Regulation BTR promulgated by the U.S. Securities and Exchange Commission pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002. Reason for the Blackout Period The reason for this Blackout Period is because of the merger of the Provident Bank Employee Stock Ownership Plan (“ESOP”) into the Provident Bank 401(k) Plan (“401(k) Plan”) effective December 1, 2025, but the blackout applies to certain transactions whether or not they take place under the ESOP or 401(k) Plan as described below. ESOP participants have received additional information about this merger. Impact on ESOP Plan Participant Rights During the Blackout Period As a result of this plan merger, ESOP participants will temporarily be unable to direct or diversify investments in, or obtain a distribution or loan from, their current ESOP account or their transferred ESOP account under the 401(k) Plan during the Blackout Period. Length of Blackout Period The Blackout Period is expected to begin on December 1, 2025, at 4:00 p.m. ET and end during the week of December 8, 2025. During the Blackout Period, you may obtain information as to whether the Blackout Period has started or ended by calling The Principal Group at (800) 547-7754. We will inform you when the Blackout Period ends. Restrictions on Directors and Executive Officers During the Blackout Period During the Blackout Period, directors and executive officers of the Company and its affiliates will be subject to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. These restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any common stock of the Company, or any derivatives of the Company’s common stock, acquired in connection with your service as a director or employment as an executive officer of the Company, regardless of whether you participate in the ESOP and 401(k) Plan. Please note that these prohibitions are not limited to those transactions involving your direct ownership, but 255343817v5

2 include any transaction in which you have a pecuniary interest, such as transactions in the ESOP and 401(k) Plan and transactions involving immediate family members living in your household and certain entities in which you have financial involvement. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming with Bennett MacDougall whether an exception is available. Questions or Additional Information If you have any questions concerning this notice, you should contact Andrea Lustig, Senior Vice President, Benefits Director, Provident Bank, PO Box 1001, Iselin, NJ 08830-1001; (732) 590-9370 or Bennett MacDougall, Executive Vice President, General Counsel and Corporate Secretary, Provident Financial Services, Inc., PO Box 1001, Iselin, NJ 08830-1001; (732) 590-9306.